Exhibit 23.1

Consent of Independent Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-216854 and 333-218306) and the Registration Statement on Form S-8 (No. 333-218386) of Daseke, Inc. of our report issued under the firm name of Boring & Goins, P.C. dated January 24, 2018 relating to the combined financial statements of Moore Freight Service, Inc. and affiliates, which appear in Daseke, Inc.’s Current Report on Form 8-K/A filed February 12, 2018.

/s/ Boring & Goins, P.C.
Knoxville, Tennessee
February 12, 2018